Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Second Quarter 2018 Business Update Call

August 16, 2018

Participants

David Waldman – Investor Relations

John Villano – Co-Chief Executive Officer and Chief Financial Officer

Analysts

[Indiscernible] – Forest Capital

Brian Garso – Private Investor

Keith Rosenbloom – Cruiser Capital

Presentation

Operator

Greetings and welcome to the Sachem Capital Second Quarter 2018 Business Update Call. At this time, all participants are in a listen-only mode. [Operator instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. David Waldman, Investor Relations for Sachem Capital. Thank you, you may begin.

David Waldman – Investor Relations

Good morning and thank you for joining Sachem Capital Corp.’s Second Quarter 2018 Business Update Conference call. On the call with us today is John Villano CPA, Co-Chief Executive Officer and Chief Financial Officer of Sachem Capital. The company issued a press release on Monday containing second quarter 2018 financial results, which is also posted on the company’s website.

In addition, the company filed its quarterly report on Form 10-Q with the US Securities and Exchange Commission on August 14th, which could be accessed on the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the second quarter of 2018 and the company’s financial condition at June 30, 2018, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for 2017 filed with the US Securities and Exchange Commission on April 2, 2018. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2018 Business Update Call August 16, 2018

You should not rely upon forward-looking statements as predictions of future events. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

We disclaim any duty to update any of these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements, as well as others made in this conference call. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

With that out of the way, we’ll now turn the call over to John Villano. Please go ahead, John.

John Villano – Co-Chief Executive Officer and Chief Financial Officer

Thank you, David, and thanks to everyone for joining us today. We are very happy to host our first investor conference call and intend to host these calls on a regular basis. I’m going to limit my prepared remarks to our financial condition and operating results for the three-months ended June 30, 2018.

Operating results for the six-months ended June 30, 2018 are available on our press release and in our 10-Q. And I will gladly answer any questions relating to the six-month performance during our Q&A that follows.

I am pleased to report that Sachem continues to deliver strong growth and improved profitability. The second quarter of 2018 marks our 6th consecutive quarter of sequential revenue and net income growth. Total revenues and net income for the three months ended June 30, 2018 were approximately $3 million and $2.2 million respectively, reflecting a 95% and 131% increase over comparable metrics from the second quarter of 2017.

Net income per share for the 2018 period was $0.14, compared to $0.09 per share for the 2017 period. We believe the key factors to our continued success are a disciplined underwriting, extensive due diligence, and flexible approach to structuring loans. This provides us a distinct advantage in this market. Secondly, we portfolio all of our loans and therefore closely monitor all borrower activity.

With this as a background, I’m going to give a little more detail on our second quarter performance and then provide some more color on our strategy and outlook. For the second quarter of 2018, total revenues were approximately $3 million, compared to approximately $1.6 million for the second quarter of 2017. This is an increase of approximately $1.5 million or 95%. This increase in revenue reflects strong originations and an overall increase in our lending operations.

At the end of the quarter, our loan portfolio included 385 loans, compared to 366 loans at March 31, 2018. The increase in revenue was spread across every line item. Interest income from mortgage loans was approximately $2.4 million, compared to approximately $1.2 million for the same period last year, an increase of approximately 100%.

Origination fees for the quarter were approximately $340,000, compared to approximately $170,000 in the corresponding 2017 period. Rental income increased by approximately $11,000. Income from late fees, processing fees, and other fees increased by approximately $23,000. And finally, other income, which includes in-house legal fees, income on borrower charges, loan modification fees, and other income, which includes expedite fees increased by approximately $125,000.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2018 Business Update Call August 16, 2018

Total operating costs and expenses for the second quarter of 2018 were approximately $832,000, compared to approximately $603,000 in the same period last year. However, excluding interest and amortization expense of $382,000 in the 2018 quarter and $171,000 in the 2017 quarter, operating expenses were relatively flat, approximately $450,000 for the 2018 quarter, compared to $433,000 for the 2017 period.

Thus, the increase in operating costs and expenses was due to growth of our loan portfolio, an increase in lending operations reduced by stringent cost controls. The one operating expense that had a significant increase was compensation and related costs. Approximately $300,000 in the 2018 quarter, compared to $165,000 in the 2017 quarter. As we noted in our earnings release and our 10-Q, this increase was due to an increase in the number of employees, as well as increases to the compensation payable to our employees, including management.

We will continue to build the structure needed to grow and service our portfolio and expand operations. Increased revenue and more efficient operations resulted in a significant increase in net income. $2.2 million for the 2018 quarter, compared to $957,000 for the 2017 quarter, resulting in a 131% increase. Basic and diluted net income per weighted average common share outstanding for the second quarter of 2018 was $0.14 per share. This compares to $0.09 per share for the second quarter of 2017. This reflects earnings per share growth of 56%.

Turning now to our balance sheet as of June 30, 2018. Total assets were approximately $80 million, compared to approximately $67.5 million as of December 31, 2017. Our loan portfolio was approximately $72.4 million, compared to approximately $63.3 million as of December 31, 2017. Interest and fees receivable from borrowers was approximately $1.1 million, compared to approximately $645,000 at December 31, 2017.

Real estate owned increased to $2.7 million from $1.2 million. This increase in real estate owned is a result of Sachem obtaining title to six properties through the lengthy foreclosure process. All of these properties are slated for sale. Three of these properties are under contract and we hope to close those sales in the third quarter.

Total liabilities were approximately $24.4 million, including approximately $22 million outstanding under our Webster credit facility, and approximately $296,000 outstanding under our term loan with Bankwell. In comparison, total liabilities were approximately $12.9 million as of December 31, 2017, including approximately $9.8 million outstanding under our Bankwell credit facility and $301,000 outstanding on our Bankwell mortgage loan.

And finally, shareholders’ equity was approximately $55.5 million, compared to approximately $54.6 million as of December 31, 2017. Given our strong performance during the quarter and the strength of our balance sheet, we increased our quarterly dividend to $0.11 per share. This was paid on July 27, 2018 to shareholders of record on July 20, 2017.

Overall, I think the numbers speak for themselves. But let me expand on this further by reinforcing that we believe our lending platform is solid and sustainable. The demand for our loan products and services and the markets we already service continues to be strong, especially on loans under $500,000. Traditional lenders are unable to satisfy this demand.

In addition, we believe our vertically integrated loan origination platform, and increased flexibility to structure loans to suit the needs of our clients will provide us a distinct market advantage over our competitors. Given these competitive advantages, our plan is to continue to grow our portfolio by expanding our geographic presence throughout New England.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2018 Business Update Call August 16, 2018

And even though the long-term trend in real estate values is still robust, we intend to continue our conservative lending practices and adjust our lending criteria and financing strategies to appropriately address any future trends in the real estate and capital markets. It is important to note that we are essentially an asset-based lender.

All of our loans are secured by first mortgage liens on real estate and personally guaranteed by the principals of the borrower. In addition, these guarantees will secure other assets of the guarantor. We have a high level of confidence that our loans are fully secured as evidenced by the fact that we have not had to reserve for future loan losses.

As you all know, we qualify and operate as a real estate investment trust. As a REIT, we are obligated under the relevant tax rules to distribute at least 90% of our taxable income to shareholders in the form of dividends. Since our IPO in the first quarter of 2017 [ph], and through this recent quarter, we have been able to provide our shareholders on an attractive return on their investment, and we hope to continue to do so.

With respect to 2018, the aggregate dividend to date has been $0.215 per share, which reflects a 10.6 annual return, based on our current stock price. Sachem has earnings per share so far in 2018 of $0.27 per share. We are aware our shareholders have many options for investing their funds. And we appreciate that you have chosen Sachem Capital Corp. We hope to continue earning your trust every day, every quarter.

On one final note, we recently engaged Crescendo Communications as our Investor Relations firm to be more proactive communicating our story, and building awareness for what we believe is a very compelling and successful business model.

I would like to thank all of you for joining the call today. At this point, I would like to open the call to questions.

Operator

Thank you. [Operator instructions] Our first question comes from the line of [indiscernible] with Forest Capital.

Q: Hi John, thanks for taking my question and congratulations on another strong quarter. I kind of have a two-part question, I know that you are predominantly located in Connecticut, and a significant portion of your loan activity is local, but why are you moving to New York City or Boston to grow the portfolio, and what other plans do you have to expand beyond Connecticut?

John Villano – Co-Chief Executive Officer and Chief Financial Officer

So, here is how I would like to address this. 90% of our loans are based here in Connecticut. We service an area; New York, Western Mass, and Rhode Island, which is approximately a one hour's drive from our office. Our growth is really limited not because of a robust demand for our products, loan demand is strong throughout New England, our growth into these areas beyond our one-hour drive is really dependent on two factors. One, is the ability to have what we call boots on the ground. This is a very people intensive business and by that, I mean, you need to have personal contact with your borrowers. So, our expansions beyond our one-hour drive, beyond New York with Westchester County, specifically, Western Mass and Rhode Island will require Sachem to look for individuals or other lenders like Sachem that will provide boots on the ground so that we can expand.

This is not a business where you lend in areas that you’re not comfortable with, that you're not aware of what’s going on. And with respect to New York, and with respect to Boston, these two market areas are unbelievably robust. We’re seeing loans that are overpriced. We’re seeing activity that is quite aggressive. We see prices rising. These are not areas that we would like to participate. We do very well in older towns, older mill cities, older cities that need revitalization and repair. And as you know, New England is full of these types of locations.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2018 Business Update Call August 16, 2018

Q: All right, that makes sense. Well thanks again, I’ll hop back into the queue.

Operator

Thank you. Our next question comes from the line of Brian Garso, a private investor.

Q: Hi John, good morning. The corporate headquarters is currently in Laurel Street, I know you are having another location nearby that you’re considering moving into, just wondering, if you could give us a timeline as to when you’d be moving into the new location?

John Villano – Co-Chief Executive Officer and Chief Financial Officer

I certainly can. So, currently Sachem Capital, we are located on 20 Laurel Street in Branford, Connecticut. We are busting out of our current location. We purchased a building, kind of across the street from our current location. We are in the center of town. We’ve purchased a building that’s twice our size. So, we are moving to just under 3,000 square feet. We finally have all town and local approvals to build. In fact, our builder has now received the fees for the permitting of the property, and we should begin construction fairly soon. We're hoping with some hope and some nice weather, I'm thinking maybe late in the first quarter we can open our building.

Operator

Thank you. Our next question comes from the line of Keith Rosenbloom with Cruiser Capital.

Q: John, could you speak a little bit to the availability of capital that you're seeing? To an observer it looks like you guys are growing really rapidly with a lot of growth prospects here, and that you’re only constrained by capital. Can you talk a little bit about your future capital raising plan?

John Villano – Co-Chief Executive Officer and Chief Financial Officer

Keith, I will try to give some color. I may not be able to get it as in-depth as I would like on this call, but I’ll try to give you some guidance here. Our business is a capital-intensive business. And it’s not machines and it’s not trucks, it’s money. We, right now today, and as you all know back in May, on May 11, we increased our credit facility to $35 million.

Of the $35 million, we have availability of $32 million. As we sit here today, Sachem Capital is fully funded. Meaning, with our credit facility, our construction draws that are due to projects in process, and our work-in-process in-house we are basically fully funded. So, in our line of business, Keith, we need to continually look for capital. And we are looking for capital not only to grow our Connecticut-based business, but also these expansion plans that we’re talking about.

While we see the real estate market being quite robust, we are also very cautious and there are many good valuable lending opportunities in front of us that if we had the ability to write a check without worry, we would be a larger business, but Sachem; we’ve basically grown baby steps along the way. We’re starting to pick up some speed. We have interest from companies looking to work with us. And we’re evaluating those. Does that help?

Q: It does. Thanks.

Operator

Thank you. Our next question comes from the line of [indiscernible] with Forest Capital.

Q: I just have one more question, I can see that you're earning more than the dividends paid, but can you explain why you currently are not paying 90% of your earnings?

John Villano – Co-Chief Executive Officer and Chief Financial Officer

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2018 Business Update Call August 16, 2018

So, you are exactly right. We’ve earned $0.27 this year so far, and we’ve paid out $0.215 as I’ve noted in our conference. We will pay at least 90% of our earnings that we earn for the 2018 period. In the past, Sachem has paid approximately 100% of their earnings. So, what we're doing here is we’re basically in effect banking those earnings. They’re still available for distribution.

We’re using the money to fund loans and to provide working capital. Any excess cash gets paid down on our Webster credit facility. And please don't interpret the failure to pay that 90% that we're seeing a change in the business. That’s not the issue. What we're doing is, we’re slow playing it like we do here. We’re banking the cash. We expect to have a very robust year. So, you will see the payment of 90% of our earnings.

Operator

Thank you. Mr. Villano, there are no further questions at this time. I’ll turn the floor back to you for any final comments.

John Villano – Co-Chief Executive Officer and Chief Financial Officer

I’d like to thank everyone for participating in our conference call. As mentioned earlier, we intend to hold these calls regularly from here on out, and we look forward to updating you all again next quarter. Thank you.

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